EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is effective as of November 28, 2011 between TARGETED MEDICAL PHARMA, INC, a Delaware corporation (“TMP”), and David Silver M.D., an individual resident of California (“Executive”).

RECITALS

A.	Executive has acquired special skills and abilities and an extensive background in and knowledge of TMP’s business and the industry in which it is engaged.

B.
TMP desires the continued association and services of Executive in order to retain his or her experience, skills, abilities, background, and knowledge, and is therefore willing to engage his or her services on the terms and conditions set forth below.

C.	Executive desires to be employed by TMP and is willing to provide services on the terms and conditions detailed herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, the parties agree as follows:

1.           ENGAGEMENT.   TMP shall employ Executive as Executive Vice President of Medical and Scientific Affairs.

2.           RESPONSIBILITY.   Executive shall report to the Chief Executive Officer of TMP.  Executive shall be responsible for assisting TMP in capacities including, but not limited to: developing and supporting clinical trials, marketing and sales support, reviewing of formulations and monographs, and attending scientific meetings.

3.           REPORTING.  TMP shall use best efforts to promptly inform Executive of all individual SEC reporting and filing requirements applicable to Executive, and in each case no later than two (2) business days prior to the required filing date for such items.  Executive acknowledges that he is responsible for timely completing such individual reporting requirements.  TMP shall make its company counsel available to Executive for assistance with completion of such individual reporting requirements at no cost to Executive, provided, that should TMP fail to do so or Executive chooses to retain independent counsel, TMP shall reimburse Executive for the reasonable costs, including attorney fees, of satisfying such requirements.

4.           OFFICE LOCATIONS.   Executive shall primarily perform his responsible services from TMP’s offices in Los Angeles, California and, as may be reasonably required by such services, other locations in Southern California from time to time.  TMP shall also permit Executive to additionally work from other locations including, but not limited to, his home from time to time.

5.           NON-EXCLUSIVE SERVICES; REIMBURSMENT OF RELATED EXPENSES.   Executive shall have the right to perform other services for compensation, or to engage in other business activities, provided such activities do not detract from, or interfere with, Executive’s performance herein.  TMP agrees that Executive may keep open his current medical practice (the “Silver Medical Practice”) and work up to ten (10) hours per week in the Silver Medical Practice.  TMP and the Silver Medical Practice shall promptly hereafter execute an agreement for reimbursement of certain preapproved expenses totaling up to $15,000 per month of the Silver Medical Practice related to Executive’s scientific and clinical work for TMP with a term of one year.

6.           NON-COMPETITION.   Except to the extent set forth herein with respect to the Silver Medical Practice, during the Term (as defined below), Executive shall not, (i) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with TMP’s business (the “Business”), or(ii) in any manner whatsoever, (x) request, solicit, encourage or assist any employee, officer or director of TMP to terminate their relationship with TMP; or (y) in any manner whatsoever induce, request, solicit, encourage or assist past or present customers of the TMP to seek services or products from any competitive Business, or, any person seeking to divert any customers or potential customers away from TMP or attempt to any of the foregoing, provided that the foregoing is not intended to restrict any advertisement or other general solicitation for employment that is not specifically directed to any such individual, and/or any solicitation of any such individual if such individual is not, at the time of the solicitation, and has not been within 120 days prior to the solicitation, an employee of TMP. In addition, during the Term (as defined below) Executive shall not take any action without TMP’s prior written consent to establish, form, become employed by a competing business or engage in related discussion, negotiation or preparation in connection therewith, provided, however, nothing herein shall bar Executive from taking such actions post-termination of employment with TMP.  For the avoidance of doubt, Executive’s maintenance of the Silver Medical Practice as addressed in Section 5 of this Agreement shall not be deemed competitive with TMP’s business or in violation of this Section 6.

7.           TERM.   Subject to earlier termination as provided elsewhere in this Agreement, Executive shall be employed pursuant to this Agreement for a term commencing upon the date hereof and ending December 31, 2014 unless earlier terminated pursuant to Section 12 of this Agreement (the “Term”).

8.           COMPENSATION OF EMPLOYEE – SALARY DRAW AND BONUS.

(a)           Effective upon execution of this Agreement, Executive’s initial Base Salary shall be $425,000 per year (as adjusted pursuant to this Agreement, from time to time, the “Base Salary”), and Executive’s non-recoverable Base Commission shall be $175,000 per year (the “Base Commission”), payable in accordance with the customary payroll practices of TMP, as in effect from time to time, but in no event less frequently than bi-weekly.

(b)           Effective January 1 for the 2013 calendar year, and each calendar year thereafter, Executive’s Base Salary shall be increased by the greater of (i) 3% or such greater percentage determined in the discretion of the Board, or (ii) an annual inflation adjustment equivalent to that applicable and applied to the Base Salary of the Chief Executive Officer (the “Percentage Increase”).

(c)           Executive shall be eligible to earn a cash or equity bonus (“Bonus”) for each calendar year of his employment during which he is employed for at least three (3) months.  Determination of Executive’s entitlement to Bonus and amounts shall be determined exclusively by the Board of Directors of TMP, or designated committee thereof, in its sole discretion consistent with determination of bonuses of the officers of TMP.

9.	ADDITIONAL COMPENSATION –COMMISSION.

(a)           As provided in this Section 9, TMP shall also pay Executive an earned commission calculated as set forth in subsection (b) below (an “Earned Commission,” and with the Base Commission, the “Commission(s)”).  As Earned Commissions, if any, become due to Executive, they shall be calculated and paid on the same schedule as Base Salary payments in the applicable amounts as outlined in the Commission Rate Schedule below.

(b)           The amount of Earned Commission earned by and payable to Executive shall be a percentage (determined pursuant to the Commission Rate Schedule in subsection (iii) below) of the Gross Collectable Revenue as defined in TMP’s revenue recognition policy, as in effect at the time of calculation, from Nursing Homes (as defined below) or other special projects, each as presented by Executive and approved in writing in advance by TMP (collectively, “Represented Practices”) prior to or during the Term.  For purposes of determining the Earned Commission:

(i) “Nursing Homes” means acute and subacute long term care facilities ;

(ii) Represented Practices shall include, but not be limited to (i) all agreements related to Shlomo Rechnitz (or other business entities introduced by Shlomo Rechnitz and accepted by TMP) and (ii) other arrangements, in each case that result in written agreements with TMP in place as of the date of this Agreement and listed in Schedule A hereto, and as approved in writing after the date of this Agreement;

(iii) The following Commission Rate Schedule specifies the percentage of Gross Collectable Revenue from Represented Practices to be applied and payable as Earned Commission amounts in each calendar year during the Term of this Agreement. Earned Commission rates shall begin and be paid only after TMP collects a total of $2,500,000 of gross receipts from Represented Practices in a calendar year during the Term of this Agreement:

$2,500,001 to $5,000,000 - 7%

$5,000,001 to 10,000,000 - 6%

$10,000,001 to 15,000,000 - 5%

$15,000,001 to 20,000,000 - 4%

$20,000,000 and above - 3%

10.	STOCK OPTIONS.

(a)           Executive presently holds a total of 452,546 stock options exercisable for shares of TMP common stock (the “Stock Options”) with various strike prices and vesting dates.  TMP previously agreed to and hereby affirms it has extended the exercise period from three (3) years following vesting to ten (10) years overall for 275,077 Stock Options (as adjusted for TMP’s January 2011 merger) that were granted to Executive pursuant to that certain Consulting Agreement by and between TMP and Executive dated November 15, 2006.  Except for the foregoing, all Stock Options held by Executive as of the date of this Agreement shall remain subject to the terms and conditions provided for such Stock Options in the granting documentation and any supplements or amendments thereof from time to time, including any acceleration provisions hereunder.

(b)           As soon as practical after the execution of this Agreement, TMP’s Board will grant Executive options exercisable upon vesting for up to Four Hundred Thousand (400,000) shares of TMP common stock, with a five (5) year term, with an exercise price per share equal to fair market value per share (as determined by independent valuation or other methodology compliant with Section 409A of the Internal Revenue Code (as amended from time to time and including the regulations promulgated thereunder, the “Code”)) as of the date of grant.  The options shall vest in equal portions on the first and second anniversary of the date of this Agreement.  Executive shall be solely responsible for paying his own federal and state taxes associated with the grant and any exercise of such Stock Option, provided, that TMP will take any necessary action, to the extent reasonable, to ensure incentive stock option treatment for the Stock Option, in whole or part, to the extent eligible under applicable laws.

(c)           Executive shall be eligible to receive grants of additional Stock Options or other equity incentive awards at the discretion of TMP’s Board of Directors or any designated committee thereof.

11.           EXPENSES.   TMP shall reimburse the Executive for all reasonable business expenses incurred during the Term of this Agreement in accordance with applicable policies and procedures of TMP then in force, including, without limitation, cell phone and related data services, travel (including mileage for services-related travel using Executive’s personal vehicle), lodging, and other expenses incurred by Executive, and all other expenses contemplated by this Agreement, provided such expenses are evidenced by reasonable documental proof.  Further, TMP shall promptly reimburse Executive for all reasonable legal expenses incurred by Executive or the Silver Medical Practice in relation to negotiation of this Agreement and any supplements, amendments or addendums thereto, in relation to fulfilling Executive’s personal reporting requirements associated with TMP or arising from a legal review of or new dispensing agreement for TMP relating to the Silver Medical Practice.

12.           EMPLOYEE COMPENSATION UPON TERMINATION.

(a)           EFFECTS OF GENERAL TERMINATION.  This Agreement shall automatically terminate upon expiration of the Term. Upon any termination of employment of or by Executive for any reason, TMP shall pay on the Date of Termination all accrued and owing Base Salary (at the rate applicable as of the Date of Termination), Commissions, reimbursable expenses and accrued vacation through the Date of Termination, less any applicable tax deductions and withholding amounts in accordance with applicable state and federal law.  Any other amounts payable hereunder upon any termination shall be paid in accordance with the Company’s customary payroll periods and less any applicable tax deductions and withholding amounts in accordance with applicable state and federal law, unless otherwise explicitly stated in this Agreement.  Unless explicitly stated otherwise, in the event of any termination Executive shall remain eligible to receive a prorated bonus for the period of service prior to the Date of Termination.  Other than upon termination by TMP for Cause, any Stock Options held by Executive shall be accelerated to vest in full as of the Date of Termination, pursuant to the applicable granting documentation.

(b)           DISABILITY.   During any period during the Term that the Executive fails to perform his duties hereunder as a result of a Disability (as defined below), TMP will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.  If terminated due to Disability, in addition to the amounts set forth in subsection 12(a), TMP shall (i) pay the Executive Base Salary for a period of twelve (12) months after the Date of Termination, (ii) continue to cover Executive under applicable Benefit Plans through December 31, 2014, (iii) maintain Executive’s eligibility to receive Bonus as otherwise provided under this Agreement, and (iv) pay the Commissions through December 31, 2014 (as determined pursuant to Section 8 hereof), inclusive of amounts calculated based on Gross Collectable Revenue generated through such date.

(c)           DEATH.   In addition to the amounts set forth in subsection 12(a), if the Executive’s employment hereunder is terminated as a result of death, TMP shall pay the Executive’s estate or designated beneficiary, as soon a practicable after the Date of Termination an additional amount of one (1) month’s Base Salary, and continue to pay the Commissions (as determined pursuant to Section 8 hereof) through December 31, 2014, inclusive of amounts calculated based on Gross Collectable Revenue generated through such date.

(d)           EMPLOYER’S TERMINATION FOR CAUSE.   If the Executive’s employment hereunder is terminated by TMP for Cause (as defined below), other than the amounts set forth in subsection 12(a), TMP shall continue to pay the Commissions through December 31, 2014 (as determined pursuant to Section 8 hereof), inclusive of amounts calculated based on Gross Collectable Revenue generated through such date.

(e)           EMPLOYER’S TERMINATION FOR ANY REASON OTHER THAN CAUSE, DISABILITY OR DEATH OR BY EMPLOYEE FOR ANY REASON OTHER THAN GOOD REASON.  If the Executive’s employment hereunder is terminated by TMP for any reason other than Cause, Disability or Death (as addressed elsewhere herein), or by the Executive for any reason (other than Good Reason as addressed below) then in addition to the amounts set forth in subsection 12(a), TMP shall continue to pay the Executive Base Salary for a period of eighteen (18) months after the Date of Termination and pay the Commissions for the longer of (i) a period of eighteen (18) months after the Date of Termination or (ii) through December 31, 2014, in either case inclusive of amounts calculated based on Gross Collectable Revenue generated during such period.

(f)           TERMINATION BY EXECUTIVE FOR GOOD REASON.  If  the Executive’s employment is terminated by Executive for Good Reason (as defined below), in addition to the amounts set forth in subsection 12(a), TMP shall pay the Executive Base Salary for a period of eighteen (18) months after the Date of Termination and pay the Commissions for the longer of (i) a period of thirty-six (36) months after the Date of Termination or (ii) through December 31, 2014, in either case inclusive of amounts calculated based on Gross Collectable Revenue generated during such period.

(g)           DETERMINATION OF CAUSE AND RELATED DATE OF TERMINATION - EMPLOYER.  TMP may terminate the Executive’s employment hereunder for “Cause,” which means:

(i)	Upon the Executive’s conviction for the commission of a felony (or a plea of nolo contender thereto);
(ii)	A material breach by Executive of any of the representations or warranties or terms of this Agreement; and
(iii)
Willful failure by the Executive to materially perform his duties pursuant to the terms and conditions this Agreement (other than any such failure resulting from the Executive’s incapacity due to Disability).

For purposes hereof, no act or failure to act by the Executive shall be considered ‘willful’ unless done or omitted to be done by him in bad faith.

The Date of Termination for termination of Executive by TMP for Cause shall be no earlier than the thirtieth day after the effective date of notice (per subsection 23(b) below), during which period Executive shall be entitled to cure any condition specified in the Notice of Termination pursuant to subsection 12(g)(ii). Anything herein to the contrary notwithstanding, if, following a termination of the Executive’s employment by TMP for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by TMP without Cause.

(h)           GOOD REASON - EMPLOYEE.  The Executive may terminate his employment hereunder for Good Reason, provided that the Executive shall have delivered a Notice of Termination (as described herein) within sixty (60) days after the occurrence of the event giving rise to such termination for Good Reason. Executive’s termination of his employment for Good Reason shall mean the occurrence of one for more of the following circumstances, without the Executive’s express written consent, which are not remedied by TMP within thirty (30) days of the effective date of the Notice of Termination (per subsection 23(b) below):

(i)
an assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with TMP hereunder or any material limitation of the powers of the Executive, in each instance not consistent with the powers of the Executive contemplated by Paragraph 2 hereof;

(ii)	any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in the Agreement;
(iii)	a reduction in the Executive’s Base Salary as in effect from time to time;
(iv)	the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with materially equivalent benefits;
(v)
any relocation of Executive to a primary office location that is more than 30 miles from the Los Angeles office of TMP as of the date of this Agreement or requirement that Executive travel outside of Southern California more than three (3) days per month;

(vi)	any other material breach by the Company of this Agreement.

(i)            COMPLIANCE WITH SECTION 409A.  The parties to this Agreement intend that the Agreement complies with Section 409A of the Code, where applicable, and this Agreement will be interpreted in a manner consistent with that intention.  Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A of the Code, if as of the date of Executive’s “separation from service” (within the meaning of Section 409A of the Code and the applicable regulations) from TMP, (i) Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code), and (ii) TMP or any member of a controlled group including TMP is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) solely as a result of Executive’s separation from service will be made earlier than the first day of the seventh month following the date on which the Executive separates from service with TMP, or if earlier within thirty (30) days of the Executive’s date of death following the date of such separation.  Notwithstanding the foregoing, this provision will not apply to (a) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (b) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (c) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Code Section 409A.  Notwithstanding anything to the contrary herein, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service.  For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of the Section 409A of the Code.  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

13.           BENEFITS.   In addition to the Base Salary and Commissions, Executive shall receive the following benefits:

(a)           During the period for which Executive is employed by TMP, Executive shall be entitled to:

(1)	Accrue five (5) weeks of paid vacation each calendar year;

(2)	Ten additional holidays customarily observed by companies similar to TMP; and

(3)	A car allowance not to exceed $500 monthly.

During such vacation and holiday time, Executive’s compensation shall be paid in full; provided, however, that if Executive does not take all or a portion of the vacation time to which he or she is entitled hereunder, such unused vacation shall carryforward into the next calendar year as required by law, including payment for accrued vacation as of the Date of Termination.

(b)           Executive shall be entitled to participate in all health, medical, accident, and/or dental insurance, life insurance, pension, profit sharing and similar plans of TMP (the “Benefit Plans”), based on terms and conditions of such plans as applied consistently by TMP.

14.          SUCCESSORS AND ASSIGNS.   This Agreement shall not be assignable by the Executive.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.  Upon the Executive’s death, all amounts to which he is entitled hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designees or, if there be no such designee, to the Executive’s estate.  The Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of TMP.

15.           CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(a)           Executive recognizes that Executive’s position with TMP requires considerable responsibility and trust, and, in reliance on Executive’s loyalty, TMP may entrust Executive with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

(b)           For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, data, methods, design, process, procedure, formula or improvement related to TMP or its affiliates that is not generally known to competitors of TMP. “Confidential Information” is any oral or written knowledge, technical data, secret or proprietary information, Know-how or other information of TMP and its affiliates (and their respective customers, investors, vendors, business partners and the like) of any kind, other than Trade Secrets, including, but not limited to, TMP’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning Executives of TMP, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Trade Secret” and “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was derived prior to the date of this Agreement solely in connection with formulating TMP’s business plans, obtained by Executive from TMP while in service to TMP or was obtained by Executive in the course of Executive’s employment by TMP), (ii) become generally known to others in the industry by means other than unlawful disclosure by Executive or (iii) required to be disclosed by any applicable law.

(c)           Except as required to perform Executive’s duties hereunder, Executive shall not use or disclose any Trade Secrets or Confidential Information of TMP during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Executive, unless required to be disclosed by applicable law.

(d)           Upon the request of TMP and, in any event, upon the termination of employment hereunder, Executive will surrender to the company all memoranda, notes, records, plans, manuals or other documents pertaining to TMP’s business, Trade Secrets or Confidential Information or Executive’s employment (including all copies thereof).  All such information and materials, whether or not made or developed by Executive, shall be the sole and exclusive property of TMP, and Executive hereby assigns to the company all of Executive’s right, title and interest in and to any and all of such Trade Secrets or Confidential Information, however such assignment shall not include any know-how, patient or other information, or documentation arising from the Silver Medical Practice.

(e)           Executive agrees and acknowledges that TMP has developed, and is developing at great expense of time and financial resources, which are kept and protected as Confidential Information and Trade Secrets that are unique and of great value to TMP, and that, in the event this Section 13 or any of the sub-parts of this Section 13 is breached by Executive, said breach will give rise to irreparable damage to TMP inadequately compensable in damages.  Executive therefore expressly agrees that in the event of a breach or threatened breach of this Section 13, or any of the sub-parts of this Section 13, TMP will be entitled to seek injunctive relief in any court of competent jurisdiction, in addition to any and all other legal or equitable rights and remedies existing in its favor, and may also apply to any court of law or equity having competent jurisdiction for a declaratory judgment for specific performance or other relief in order to enforce its rights or prevent any violation of this Agreement, and Executive will not claim as a defense thereto that TMP has an adequate remedy at law.

16.           INTELLECTUAL PROPERTY RIGHTS DURING THE TERM OF THIS AGREEMENT. Executive acknowledges and agrees that his performance under this agreement is work for hire and Executive agrees to and does hereby sell, assign, transfer and set over to TMP, its successors, assigns, or affiliates, as the case may be, all of Executive’s right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which Executive develops or conceives individually or in conjunction with others during the course of Executive’s retention by TMP, or, having possibly conceived same prior to his retention, may complete while performing services for TMP or any of the TMP’s affiliates, in both cases whether during or outside business hours, whether or not on the TMP’s premises, in connection with any matters which related to the TMP’s or the TMP’s affiliates’ business, to be held and enjoyed by TMP, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any patent may be granted and as fully as the same would have been held by Executive, had this Agreement sale or assignment not been made.  Executive will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries.  Executive hereby irrevocably appoints TMP to be Executive’s attorney in fact in the name of and on behalf of Executive to execute all such instruments and do all such things and generally to use the Executive’s name for the purposes of assuring to TMP (or its nominee) the full benefit of its rights under the provisions of this Section 15.

17.           POLICIES AND PROCEDURES.   As an employee of TMP, Executive will be subject to the administrative, personnel, marketing and other policies and procedures of TMP as they may be modified or supplemented from time-to-time by TMP, in its sole discretion, including, without limitation, those policies set forth in TMP’s employee handbooks or manuals, if any.  Executive agrees to abide by TMP’s policies, provided, however, that (1) they have been provided to Executive in writing reasonably in advance of implementation and enforcement against Executive, and (2) the terms of this Agreement shall supersede and control in the event of any conflict or inconsistency between the terms of this Agreement and TMP’s policies, including, without limitation, those employee policies relating to outside employment and performance reviews.

18.           SUPERVISION OF EMPLOYEE.   In performing services under this Agreement, Executive shall at all times in service to TMP hereunder (which shall exclude services to the Silver Medical Practice) be subject to the supervision and control of TMP.  Executive shall regularly report to such TMP personnel as directed by TMP.  Executive shall participate as requested in TMP’s employee training, regulatory compliance (including, but not limited to, HIPAA compliance) and orientation programs.  Executive shall document all hours worked for TMP in a form satisfactory to TMP.

19.           COMPLIANCE WITH HEALTH CARE LAW.   Executive shall fulfill its obligations under this Agreement in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of TMP’s business, including without limitation, compliance with the following requirements: Executive has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below).  Executive has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices.  For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the HIPAA.

20.           INDEMNIFICATION.  TMP hereby agrees to indemnify, hold harmless and defend Executive, including advancing expenses and promptly paying covered amounts when due, to the fullest extent permitted by law and under the charter and bylaws of TMP, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, cost, fees (including reasonable attorneys’ fees), losses, damages and causes of action (including, but not limited to, claims for indemnity or contribution) resulting from Executive’s good faith performance of his duties and obligations hereunder.

21.           SPECIFIC ENFORCEMENT.   Each party to this Agreement specifically acknowledges and agrees that the rights and restrictions set forth herein are reasonable and necessary to protect the legitimate interests of the other party and that the other party would not have entered into this Agreement in the absence of such restrictions. Each party further acknowledges and agrees that any violation of the provisions hereof will result in irreparable injury to the other party, that the remedy at law for any violation of threatened violation will be inadequate and that in the event of any such breach, the other party, in addition to any other remedies or damages available to him, or her, at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

22.           NOTICE OR TERMINATION.   Any termination of the Executive’s employment hereunder by TMP or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with this Agreement.

23.           ARBITRATION. Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration. Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute. Any final equitable or other relief shall be ordered in the arbitration proceeding. TMP shall pay the fees and expenses of any arbitrator and any administrative fee of JAMS. The prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, to the extent authorized by any applicable statute, in addition to whatever relief the prevailing party may be awarded.

24.           GENERAL PROVISIONS.

(a)              GOVERNING LAW AND JURISDICTION.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within said State.  Executive and TMP hereby consent to the jurisdiction of the Federal and State courts located in Los Angeles County, California, and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

(b)           NOTICES.   All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex, or telecopier,  addressed as follows:

Party:	Address:
TMP	Targeted Medical Pharma, Inc.
2980 Beverly Glen Circle, Suite 301
Los Angeles, California 90077

Executive:	8641 Wilshire Blvd. #301
DAVID SILVER, M.D.	Beverly Hills, California 90211

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered per documentation of delivery, if delivered by Federal Express, UPS or similar delivery service; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telefaxed; when receipt is acknowledged or confirmed, if telecopied; upon receipt of notice of delivery or reply, if emailed.

(c)           COMPLETE AGREEMENT.   This Agreement supersedes any and all other agreements, either oral or in writing, between TMP and Executive with respect to the subject matter hereof and contains all of the covenants and agreements between TMP and Executive with respect to such subject matter in any manner whatsoever, except as such other agreements are explicitly referenced and affirmed herein.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  This Agreement may be changed or amended only by an amendment in writing signed by both parties or their respective successors-in-interest, if applicable.

(d)           AUTHORITY.   Each of the parties hereby represents and warrants to the other that:

(1)           He or it has the power and authority to enter into this Agreement, including, with respect to TMP, requisite approval of the Board of Directors, and

(2)           The execution, delivery and performance of this Agreement does not and will not violate the terms of any agreement or other instruments to which he or it is a party or by which he or it is bound.

(e)           NUMBER AND GENDER.   Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word “person” shall include corporation, firm partnership or other form of association.

(f)           FAILURE TO OBJECT NOT A WAIVER.   The failure of either party to this Agreement to object to or to take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement, shall not be construed as a waiver of the violation or breach or of future violation, breach or wrongful conduct.

(g)           EXECUTION IN COUNTERPARTS.   This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatory to the original and same counterpart.

(h)           FURTHER ASSURANCE.  Each party shall execute and deliver such further instruments and shall take such other action as any other party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

(i)           SEVERABILITY.   If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day and year first above written.

TMP:
Dated: November 28, 2011	TARGETED MEDICAL PHARMA, INC.

	By:	/s/ William E. Shell, MD
Its: Chief Executive Officer

EMPLOYEE:
Dated: November 28, 2011	David Silver, M.D.

	By:	/s/ David Silver, MD